Exhibit 11
                                                                     ----------

WSMP, INC. AND SUBSIDIARIES
                           ----------------------------------------------------

         Computation of Earnings Per Common and Common Equivalent Share


                                                   Quarter Ended
                                                 -------------------
                                                 May 17,     May 19,
                                                  1996        1995
                                                 -------     -------

   Earnings computations:
     Net earnings                              $  247,899   $    7,659
                                               ==========   ==========
   Weighted average shares
   computation:
    Actual outstanding shares at
      beginning of period                       2,760,338    2,660,338
    Add weighted average
      shares applicable to:
    Common stock issued                                         27,753
    Common stock options outstanding              176,431      215,393
                                               ----------   ----------
  Weighted average shares as adjusted           2,936,769    2,903,484
                                               ==========   ==========

  Earnings per common and common
   equivalent share                            $      .08   $      .00
                                               ==========   ==========